SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                       January 27, 2004 (January 26, 2004)

                           HEMISPHERX BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                   0-27072                  52-0845822
 (state or other juris-          (Commission             (I.R.S. Employer
diction of incorporation)        File Number)           (Identification No.)

              1617 JFK Boulevard, Philadelphia, Pennsylvania 19103
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (215) 988-0080

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

      On January 26, 2004, the Company closed a private placement to two institutional investors of 6% senior secured convertible debentures due January 31, 2006 in the aggregate principal amount of $4,000,000 (the "Debentures"), warrants to purchase an aggregate of up to 790,514 shares of Common Stock, 158,103 shares of Common Stock (the "Shares") and Additional Investment Rights (to purchase up to an additional $2,000,000 principal amount of Debentures commencing in six months). Funding to the Company from the Debentures will occur following delivery by the Company of certain closing documents anticipated to take place later today.

      The Debentures mature on January 31, 2006 and bear interest at 6% per annum, payable quarterly in cash or, subject to satisfaction of certain conditions, common stock. Any shares of common stock issued to the Investors as payment of interest shall be valued at 95% of the average closing sales price of the common stock during the five consecutive business days ending on the third business day immediately preceding the applicable interest payment date. Commencing six months after issuance, the Company is required to start repaying the then outstanding principal amount under the Debentures in monthly installments amortized over 18 months in cash or, at the Company's option, in shares of common stock. Any shares of common stock issued to the Investors as installment payments shall be valued at 95% of the arithmetic average Weighted Average Price (as defined in the Debentures) of the common stock during the 10-day trading period commencing on and including the eleventh trading day immediately preceding the date that the installment is due.

      The Debentures are convertible at the option of the Investors at any time through January 31, 2006 into shares of our common stock. The conversion price under the Debentures is fixed at $2.53 per share, subject to adjustment for anti-dilution protection for issuance of common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect.

      There are two classes of warrants received by the Investors; class A and class B. The class A warrants are to acquire at any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $3.29 per share. The class B warrants are to acquire at any time from July 26, 2004 through July 26, 2009 an aggregate of up to 395,257 shares of common stock at a price of $5.06 per share. On January 27, 2005, the exercise price of the class A and B warrants will reset to the lesser of the respective exercise price then in effect or a price equal to the average of the daily price of the common stock between January 27, 2004 and January 26, 2005 (but in no event less than $2.58 per share with regard to the class A warrants and $3.54 per share with regard to the class B warrants). The exercise price (and the reset price) under the warrants also is subject to similar adjustments for anti-dilution protection.

      The Company also issued to the Investors Additional Investment Rights pursuant to which the Investors have the right to acquire up to an additional $2,000,000 principal amount of Debentures from the Company. The Additional Investment Rights are exercisable commencing on July 26, 2004 (the "Trigger Date") for a period of 90 days from the Trigger Date or 90 days from the date upon which the registration statement registering the shares issuable upon conversion of the Debentures to be issued pursuant to the Additional Investment Rights is declared effective, which ever is longer.

      The Company entered into a Registration Rights Agreement with the Investors in connection with the issuance of the Debentures (including any Debentures issued pursuant to the Additional Investment Rights), the Shares and the warrants. The Registration Rights Agreement requires that the Company register on behalf of the Investors the Shares issued to the Investors and 135% of the shares issuable upon conversion of the Debentures (including payment of interest thereon) and exercise of the warrants.

      By agreement between the Company and the Investors, the dates upon which all warrants previously issued to the investors may become exercisable is now July 26, 2004 and the exercise periods of these warrants have been extended accordingly.

      For a complete description of this transaction, see the Securities Purchase Agreement, form of Convertible Debenture, forms of A and B Warrant, Registration Rights Agreement and form of Additional Investment Rights filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 to this Report and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits. The following exhibits are filed herewith:

      10.1 Securities Purchase Agreement, dated January 26, 2004, by and among the Company and the Buyers named therein.

      10.2  Form of 6% Convertible Debenture of the Company.

      10.3  Form of A Warrant for Common Stock of the Company.

      10.4  Form of B Warrant for Common Stock of the Company.

      10.5 Registration Rights Agreement, dated January 26, 2004, by and among the Company and the Buyers named therein.

      10.6  Form of Additional Investment Rights.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            HEMISPHERX BIOPHARMA, INC.


January 26, 2004                        By:         s/William A. Carter
                                            ----------------------------------
                                            William A. Carter, M.D., President